UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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Inphi Corporation

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INPHI CORPORATION

3945 Freedom Circle, Suite 1100

Santa Clara, California 95054

(408) 217-7300

November 11, 2011

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Inphi Corporation. The Meeting will be held at 9:30 a.m., Pacific Time, on Thursday, December 8, 2011, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304.

The formal notice of the Special Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Special Meeting of Stockholders, it is important that your shares be represented and voted at the Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope, or by voting via the Internet. Your shares cannot be voted unless you submit your proxy via the Internet or by mail, or attend the Special Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Special Meeting of Stockholders.

Sincerely,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

INPHI CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 8, 2011

To Our Stockholders:

Inphi Corporation will hold a Special Meeting of Stockholders at 9:30 a.m., Pacific Time, on Thursday, December 8, 2011, at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304. We are holding this Special Meeting of Stockholders to approve the Inphi Corporation Employee Stock Purchase Plan.

Only stockholders of record at the close of business on November 7, 2011 are entitled to notice of, and to vote, at this Special Meeting of Stockholders and any adjournments or postponements of the Special Meeting of Stockholders. For ten days prior to the Special Meeting of Stockholders, a complete list of stockholders entitled to vote at the Meeting will be available at the Secretary’s office at 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054.

It is important that your shares are represented at this Special Meeting of Stockholders. Even if you plan to attend the Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope, or vote via the Internet. This will not limit your rights to attend or vote at the Special Meeting of Stockholders.

By Order of the Board of Directors,

/s/ John Edmunds

John Edmunds

Chief Financial Officer and Secretary

Santa Clara, California

November 11, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to Be Held on December 8, 2011.

Our proxy statement for the Special Meeting of Stockholders, along with the proxy card are available on our website at www.inphi.com, specially http://investors.inphi.com/phoenix.zhtml?c=23776&p=irol-irhome.

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INPHI CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Inphi Corporation, a Delaware corporation, of proxies to be used at our Special Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Special Meeting). The Special Meeting will be held at the offices of Pillsbury Winthrop Shaw Pittman LLP, located at 2475 Hanover Street, Palo Alto, California 94304 at 9:30 a.m., Pacific Time, on Thursday, December 8, 2011. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about November 11, 2011.

Appointment of Proxy Holders

Our Board asks you to appoint Young K. Sohn and John Edmunds as your proxy holders to vote your shares at the Special Meeting. You make this appointment by voting by proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by our Board.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on November 7, 2011, the record date for the Special Meeting, can vote at the Special Meeting. As of the close of business on November 7, 2011, we had 27,754,469 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of November 7, 2011.

How You Can Vote

You may vote your shares at the Special Meeting either via the Internet, by mail or in person as described below. Our Board recommends that you vote via the Internet or by mail as it is not practical for most stockholders to attend the Special Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker.

Voting via the Internet. You can vote by proxy via the Internet. Please follow the instructions provided on the proxy card or voting instruction card you receive.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.

Voting at the Special Meeting. You may vote in person at the Special Meeting. If you hold shares through a bank or broker, you must obtain a legal proxy, executed in your favor, from the bank or broker to be able to vote at the Special Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the approval of the Inphi Corporation Employee Stock Purchase Plan.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Special Meeting;

•	by submitting written notice of revocation to the Secretary prior to the Special Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Special Meeting.

Required Vote

The proposal to approve the Inphi Corporation Employee Stock Purchase Plan requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of November 7, 2011, must be present to hold the Special Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions are treated as shares present or represented and entitled to vote and have the same effect as a vote against the proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 1 approving the Inphi Corporation Employee Stock Purchase Plan is not considered a routine matter, and without your instruction, your broker cannot vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on this proposal, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid return envelope, or vote via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

PROPOSAL 1

APPROVAL OF THE INPHI CORPORATION EMPLOYEE STOCK PURCHASE PLAN

Our Board adopted the Inphi Corporation Employee Stock Purchase Plan (ESPP) on November 2, 2011, to be effective on December 9, 2011, subject to the approval of stockholders at the Special Meeting. The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of our company by purchasing common stock from us at favorable terms and to pay for their purchases through payroll deductions. Our Board believes that establishing an ESPP will enable us to attract, retain and motivate valued employees. A total of 1,000,000 shares of common stock will be reserved for issuance under the ESPP.

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is available without charge upon stockholder request to the Secretary, Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. The ESPP has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement and can be accessed on the Securities and Exchange Commission’s website at http://www.sec.gov.

Administration. Except as noted below, our ESPP will be administered by the Compensation Committee of our Board. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP. Our Board may, in its sole discretion, at any time, resolve to administer the ESPP.

Eligibility. Each employee, including our officers and employee directors of Inphi Corporation and each present or future subsidiary, as designated by the Compensation Committee, whose customary employment is more than five months per calendar year and more than 20 hours per week, and who is employed on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase common stock through payroll deductions, which may not be less than 1% nor more than 15% of the employee’s salary, or such lesser percentage provided in the terms and conditions of the offering, with the actual limit determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under the ESPP or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our or any parent or subsidiary company’s stock. No employee will be able to purchase more than such number of shares as may be determined by the Compensation Committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of ours or of our parent or subsidiary companies, a right to purchase shares of our stock having a fair market value in excess of $25,000 (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period, or purchase period, if applicable, in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment with us.

Offering Periods and Purchase Price. Our ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, except as noted below, the Compensation Committee may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering (Purchase Date).

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the last trading day preceding the offering date or on the Purchase Date, whichever is less. The Compensation Committee will determine the purchase period and the purchase price of shares that may be purchased pursuant to each offering.

Reset Feature. The Compensation Committee may specify that if the fair market value of a share of our common stock on any Purchase Date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period, which will begin on the next day following such Purchase Date.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the ESPP and (c) the price of shares that any participant has elected to purchase.

Corporate Reorganization. Immediately before a corporate reorganization, the offering period and any purchase period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the ESPP is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

Amendment and Termination. Our Board will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the Employee Stock Purchase Plan

The following brief summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than 2 years from the first day of the applicable offering and 1 year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Plan Benefits

Purchase rights are subject to a participant’s discretion, including an employee’s decision not to participate in the ESPP. As such, the awards that will be received by or allocated to each of our executive officers under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Required Vote

Approval of the Inphi Corporation Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present and voting at the Special Meeting in person or by proxy.

Our Board recommends a vote FOR approval of the Inphi Corporation Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 7, 2011 regarding the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of 5% or more of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 27,754,469 shares of common stock outstanding on November 7, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to equity awards held by that person that are currently exercisable or will become exercisable or vested within 60 days of November 7, 2011, or January 6, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:

Entities affiliated with Walden International(1)	3,116,458	11.2%
Entities affiliated with Tallwood I, L.P.(2)	1,489,184	5.4
Entities affiliated with Mayfield Fund(3)	2,784,420	10.0

Directors and Named Executive Officers:

Young K. Sohn(4)	1,021,211	3.6
John Edmunds(5)	238,934	*
Gopal Raghavan(6)	529,861	2.0
Ron Torten(7)	102,647	*
Diosdado P. Banatao(2)(8)	1,739,885	6.3
Chenming Hu(9)	51,742	*
David J. Ladd	15,000	*
Sam S. Srinivasan(10)	70,713	*
Peter J. Simone(11)	17,142	*
Lip-Bu Tan(1)	3,116,458	11.2
All current directors and executive officers as a group (9 persons)(12)	6,373,732	22.1

*	Amount represents less than 1% of our common stock.
(1)

Based on the Form 4 filed on May 20, 2011, represents 52,609 shares held by Asian Venture Capital Investment Corporation, or AVCIC, 52,609 shares held by International Venture Capital Investment Corporation, or IVCIC, 52,609 shares held by International Venture Capital Investment III Corp., or IVCIC

III, 46,579 shares held by Pacven Walden Ventures Parallel V-A C.V., 46,579 shares held by Pacven Walden Ventures Parallel V-B. C.V., 55,659 shares held by Pacven Walden Ventures Parallel VI, L.P., 4,955 shares held by Pacven Walden Ventures V Associates Fund, L.P., 2,021,291 shares held by Pacven Walden Ventures V, L.P., 714,816 shares held by Pacven Walden Ventures VI, L.P., 32,584 shares held by Pacven Walden Ventures V-QP Associates Fund, L.P. and 36,168 shares held by Seed Ventures III Ptd Ltd. Lip-Bu Tan, one of our directors, is the sole director of Pacven Walden Management V Co. Ltd,. which is the general partner of Pacven Walden Ventures V, L.P., Pacven Walden Ventures Parallel V-A C.V., Pacven Walden Ventures Parallel V-B C.V., Pacven Walden Ventures V Associates Fund, L.P. and Pacven Walden Ventures V-QP Associates Fund, L.P., or Pacven V and affiliated funds. He is also the sole director of Pacven Walden Management VI Co. Ltd., which is the general partner of Pacven Walden Ventures VI, L.P. and Pacven Walden Ventures Parallel VI, L.P., or Pacven VI and Parallel Funds. Mr. Tan is also the President of each of AVCIC, IVCIC and IVCIC III. The voting and investment power over the shares held by AVCIC is determined by a majority of its six directors, You-Lin Lu, Allen Kao, Allen Hsu, Wee Ee Cheong, George Lee and Mr. Tan, all of whom disclaim beneficial ownership of shares held by AVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC is determined by a majority of its 13 directors, You-Lin Lu, Allen Hsu, C. C. Kuo, Allen Kao, Yaw Nan Lu, James Tseng, Wen-Ching Tseng, Yu-Hwei Huang, F. C. Sun, Hock Voon Loo, Wee Ee Cheong, Lorin Young and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC except to the extent of any pecuniary interest therein. The voting and investment power over the shares held by IVCIC III is determined by a majority of its four directors, James Tseng, Yaw Nan Lu, Julian Yu and Mr. Tan, all of whom disclaim beneficial ownership of shares held by IVCIC III except to the extent of any pecuniary interest therein. Mr. Tan, Mary Coleman, Brian Chiang, Hock Voon Loo and Andrew Kau hold shared voting and investment power with respect to the shares held by Pacven V and affiliated funds and Pacven VI and Parallel Funds, all of whom disclaim beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Walden International is One California Street, Suite 2800, San Francisco, CA 94111.
(2)	Based on the Form 4 filed by Diosdado P. Banatao on May 20, 2011, consists of 765,739 shares held by Tallwood I, L.P. , 25,909 shares held by Tallwood Management Co., LLC, and 697,536 shares held by Tallwood Partners, LLC. Mr. Banatao, one of our directors, is the managing member of Tallwood Management Co. LLC, which is the general partner of Tallwood I, L.P. The Banatao Living Trust DTD 7/21/99 directly or indirectly holds 100% of the membership interests in Tallwood Management Co. LLC and Tallwood Partners, LLC. Mr. and Mrs. Banatao, as trustees of the Banatao Living Trust, hold shared voting and dispositive power over the securities held by these funds. Mr. and Mrs. Banatao disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The principal business address of Tallwood I, L.P., Tallwood Management Co. LLC and Tallwood Partners, LLC is 400 Hamilton Avenue, Suite 230, Palo Alto, CA 94304.
(3)	Based on the Schedule 13G filed Mayfield XI Management, LLC on February 9, 2011 and a Form 4 filed on April 8, 2011, represents 50,118 shares held by Mayfield Associates Fund VI, a Delaware limited partnership, or MF AF VI, 172,633 shares held by Mayfield Principals Fund II, a Delaware limited liability company, or MF PF II, 150,357 shares held by Mayfield XI, a Delaware limited partnership, or MF XI, and 2,411,312 shares held by Mayfield XI Qualified, a Delaware limited partnership, or MF XI Q. Yogen K. Dalal, Janice M. Roberts and Robert T. Vasan are managing directors of Mayfield XI Management, L.L.C., which is the general partner of MF XI Q, MF XI and MF AF VI and the sole Managing Director of MF PF II. The individuals listed herein may be deemed to have voting and dispositive power over the shares which are, or may be, deemed to be beneficially owned by MF XI Q, MF PF II, MF XI and MF AF VI, but disclaim such beneficial ownership except to the extent of his or her pecuniary interest therein. The address of the entities affiliated with Mayfield Fund is 2800 Sand Hill Road, Suite 250, Menlo Park, CA 94025.
(4)	Includes 805,783 shares subject to options that are immediately exercisable, of which 107,144 shares are subject to our right of repurchase as of January 6, 2012. Also includes 30,000 shares held by each of Mr. Sohn’s three children.
(5)	Includes 238,934 shares subject to options that are immediately exercisable, of which 52,389 shares are subject to our right of repurchase as of January 6, 2012.

(6)	Based on the Form 4 filed on February 15, 2011 and Dr. Raghavan’s participation in our public offering that closed on April 6, 2011. In February 2011, Dr. Raghavan resigned from his position as Chief Technology Officer.
(7)	Includes 47,382 shares subject to options that are immediately exercisable, of which 26,429 shares are subject to our right of repurchase as of January 6, 2012.
(8)	Based on the Form 4 filed by Diosdado P. Banatao on May 20, 2011, consists of 243,384 shares held by the Banatao Living Trust DTD 7/21/99 and 7,317 shares held by the Banatao Heritage Trust U/A DTD 5/7/01. Mr. Banatao, as trustee of the Banatao Living Trust and the Banatao Heritage Trust U/A DTD 5/7/01, holds shared voting and dispositive power of the securities held by these trusts. Mr. Banatao disclaims beneficial ownership of the reported securities except to the extent of any pecuniary interest therein.
(9)	Includes 17,142 restricted shares, of which 11,427 shares are subject to forfeiture as of January 6, 2012.
(10)	Includes 20,357 shares subject to options that are immediately exercisable, of which 2,679 shares are subject to our right of repurchase as of January 6, 2012.
(11)	Includes 17,142 restricted shares, of which 9,998 shares are subject to forfeiture as of January 6, 2012.
(12)	Includes 1,112,456 shares subject to options that are immediately exercisable, of which 188,641 shares are subject to our right of repurchase as of January 6, 2012. Also includes 21,425 outstanding restricted shares that are subject to forfeiture as of January 6, 2012.

EXECUTIVE COMPENSATION

In connection with the proposal to approve the Inphi Corporation Employee Stock Purchase Plan, we are required to disclose information regarding our executive compensation, including a Compensation Discussion and Analysis. As fiscal year ended December 31, 2010 is our most recently completed fiscal year, the Executive Compensation section of this Proxy Statement, except with respect to the Compensation Committee Report and the addition of a footnote to the various compensation tables noting Dr. Raghavan’s resignation in February 2011, mirrors the Executive Compensation and Compensation Discussion and Analysis sections set forth in our proxy statement filed in connection with our 2010 Annual Meeting of Stockholders.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis discusses the compensation programs and policies for our principal executive officer, principal financial officer and our two other most highly compensated executive officers as determined by the rules of the SEC. In February 2011, Dr. Raghavan resigned from his position as Chief Technology Officer. Our named executive officers and their positions in 2010 were:

Young K. Sohn	President and Chief Executive Officer

John Edmunds	Chief Financial Officer and Chief Accounting Officer

Gopal Raghavan	Former Chief Technology Officer

Ron Torten	Vice President of Worldwide Sales

Recommendations for executive compensation are made by our compensation committee and approved by our Board, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of our Board. The primary components of compensation for our named executive officers were base salary, cash incentive compensation and equity-based compensation. The following information should be read together with the compensation tables and related disclosures set forth below.

Objectives of the Executive Compensation Program

Our executive compensation program is shaped by the competitive market for executives in the semiconductor industry. We have designed an executive compensation program with the following primary objectives:

•	to attract, retain and motivate talented and experienced executives;

•	to provide fair, equitable and reasonable compensation to each executive officer;

•	to reward job performance, and

•	to further align the interest of our executive officers with that of our stockholders.

Since we were founded in 2000, our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals whose employment is key to our success and growth, and rewarding individuals who help us achieve our business objectives. We aim to achieve these objectives while preserving our cash resources, largely through equity-based compensation. By focusing our executive compensation program primarily on equity-based compensation, we have sought to align the interest of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

Our Compensation Committee expects to:

•	refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company;

•	use individual and corporate performance goals to tie the compensation of our executive officers to our financial performance and creation of stockholder value;

•	use equity-based award programs to continue the long-term connection with stockholder value and executive compensation; and

•	structure our executive compensation program so as to not incentivize unnecessary risk-taking.

Role of the Compensation Committee

Our compensation committee is currently comprised of four independent, non-employee directors, Mr. Simone (Chairman), Dr. Hu, Mr. Ladd and Mr. Srinivasan. Our compensation committee determines and recommends to our Board the compensation for our executive officers. With respect to our named executive officers, other than our Chief Executive Officer, our compensation committee meets with our Chief Executive Officer as needed to provide evaluations of our executive officers and other relevant information to our compensation committee and makes recommendations regarding appropriate compensation for each executive, including merit increases, changes to incentive compensation and grant of equity awards. Historically, our compensation committee has established the executive compensation by considering the competitive market for corresponding positions at companies of similar size and stage of development operating in the semiconductor industry. Specifically, our compensation committee used research and industry standards based on their personal knowledge of the competitive market. In 2010, to complement its review of executive compensation for our named executive officers, our compensation committee consulted the 2009 High Technology Executive Compensation Survey, a publicly available compensation survey prepared by Radford, a compensation consulting firm, to benchmark our executive compensation against companies with similar revenues, market capitalization and other financial measures within our industry. We expect that our compensation committee will engage an independent consultant in setting our executive compensation program.

2010 Competitive Market Review

Our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of our executive compensation program, including authority to approve the consultant’s fees and other terms of its engagement. Our compensation committee engaged Radford in January 2010 to perform the following services:

•	assess and provide recommendations with respect to updating the list of peer companies against which we benchmark our executive compensation;

•	brief our compensation committee on current compensation market trends;

•	assess our performance against our peer groups and evaluate our current executive compensation program with a view to supporting and reinforcing our long-term strategic goals; and

•	assist our compensation committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

To understand our position relative to market, it has been our historical practice to consider the market for comparable positions on an annual basis to ensure executive compensation remains competitive. Going forward, our compensation committee intends to evaluate the practice of setting our executive compensation program at the median of our peer group as established by our compensation committee. In 2010, Radford selected the following 16 companies to create a benchmark for assistance in determining competitive compensation packages.

Advanced Analogic Technologies Applied Micro Circuits Cavium Networks Cirrus Logic	Hittite Microwave Integrated Device Technology Lattice Semiconductor Micrel	Microsemi Monolithic Power Systems Netlogic Microsystems Power Integrations	Semtech Silicon Labs Standard Microsystems Volterra Semiconductor

Elements of Executive Compensation

Overview

Our executive compensation program consists of three principal components:

•	base salary;

•	cash incentive compensation; and

•	equity-based compensation.

We also provide our executive officers with other benefits, including commuting allowance, severance, change-of-control benefits and the ability to participate in employee benefit plans on the same terms as all other eligible employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. Our compensation committee considered several factors in determining base salaries, including each executive officer’s position, functional role, scope of responsibilities and seniority, individual performance, our financial performance and the relative ease or difficulty of replacing such executive officer with a person with comparable experience.

The effective base salary for each of our named executive officers for 2009 and 2010 was as follows:

	Annual Base Salary(1)
Name	2009	2010
Young K. Sohn	250,000	300,000
John Edmunds	250,000	260,000
Gopal Raghavan(2)	200,000	225,000
Ron Torten	200,000	225,000

(1)	Reflects the highest annualized base salary established for the named executive officer during each year.
(2)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

From our time of incorporation until 2009, we did not make substantial increases in our base salary structure for our executive officers. As we did not realize net profits and positive cash flows from operations until second quarter of 2009, our base salaries reflected our status as a start-up company focused principally on technology and product development and efficient use of limited cash resources. However, in 2009, our revenue began to increase and we generated positive cash flows. Accordingly, our compensation committee approved the increase in base salaries of our executive officers in light of their additional responsibilities as we focused on increased customer and revenue growth. The increase was consistent with the Radford survey of base salaries from our peer group and brought our executive officers’ base salaries to approximately the 25th percentile of base salaries of our peer group.

Cash Incentive Compensation

Our cash incentive compensation is intended to incentivize our executive officers in the achievement of our pre-determined financial objectives and individual performance objectives. We believe it is important to provide our executive officers with the opportunity to earn annual cash incentive payments to reward performance and the achievement of various pre-determined objectives. In 2010, we established an annual cash incentive plan for our executive officers for 2010 and we anticipate that we will establish similar cash incentive plans in the future. Under the annual cash compensation plan, an executive officer’s annual cash incentive award will generally depend on two performance factors, one related to our financial performance and one related to the executive officer’s individual performance as measured against specific management-by-objective goals, or MBO.

Year 2010

For 2010, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our executive officers. The performance target is based on our revenue growth, and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited to, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and preparing for our initial public offering. Under this cash incentive plan, if our revenue for the year ended December 31, 2010 equaled or exceeded $72 million, then our bonus pool would be equal to 6% of our targeted earnings before income tax, stock-based compensation expense, and depreciation and amortization. Our bonus pool could increase up to a maximum of 12% of our targeted earnings before income tax, stock-based compensation expense, and depreciation and amortization if we exceed our revenue target by 15% or more. The target amounts that could be paid out of the available bonus pool to our named executive officers are as follows:

Named Executive Officer	Target Cash Incentive ($)	Percentage of Base Salary (%)	Maximum Cash Incentive ($)	Percentage of Base Salary (%)
Young K. Sohn	150,000	50	300,000	100
John Edmunds	78,000	30	156,000	60
Gopal Raghavan(1)	67,500	30	135,000	60
Ron Torten	67,500	30	135,000	60

(1)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Mr. Sohn’s MBO goals in 2010 were centered around us achieving a corporate revenue goal of $72 million, as well as achieving product development and market penetration goals, exploring potential growth through establishing relationships with third parties and preparing for a possible initial public offering. Mr. Edmunds’s MBO goals in 2010 were centered around us achieving a corporate revenue goal of $72 million, completing our initial public offering and leading certain functional areas within the company. Mr. Raghavan’s MBO goals in 2010 were aligned with developing and maintaining technology leadership and exploring the technology aspects of certain potential strategic relationship opportunities. Mr. Torten’s MBO goals for 2010 were based upon us achieving our corporate revenue objective of $72 million and upon achieving his individual MBO goals to increase sales in order for us to achieve our corporate revenue target of $72 million, to increase design wins and to maintain our leadership position in the markets in which we compete. For 2010, our revenue was $83.2 million, exceeding our corporate revenue goal of $72 million. As a result, our named executive officers were eligible to receive a cash incentive payment from the bonus pool. As discussed above, bonuses for each of our named executive officers were determined based on their overall performance and contribution to our company, taking into account their MBO goals. In assessing each individual’s performance, our compensation committee did not apply a quantitative analysis but instead made a qualitative assessment of the relative importance of the overall objectives achieved by each of our named executive officers. The bonus paid to each of our named executive officers is set forth in the 2010 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Year 2011

For 2011, our compensation committee approved a financial performance-based cash incentive plan for all eligible employees, including our named executive officers similar to what was in place for 2010. For 2011, the performance target is based on our operating income growth and the MBO goals for each of our employees, including our named executive officers, which include, but are not limited, achieving our financial performance goals, maintaining leadership in the market, building strong engagements with customers, introducing new products and operating in good form as a public company. In 2011, if we exceed our operating income targets, 33% of such excess will fund the bonus pool for all employees up to a total of $2 million. We believe that the 2011 goals are reasonably challenging to incentivize our named executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions. In our judgment, the threshold targets are set at levels exceeding the prior year and are intended to incentivize our executive officers to increase stockholder return.

Equity-Based Compensation

Our equity-based compensation is intended to incentivize and retain executive officers through the use of time-based vesting while tying our long-term financial performance and stockholder value creation to the executive officer’s financial gain. Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has been and will continue to be a significant part of our executive officers’ total compensation packages. We believe both time-based vesting and shared financial success are long-term incentives that motivate executive officers to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. We believe that long-term performance is achieved through an ownership culture that encourages a high level of continuously improving performance by our executive officers through grants of equity awards. The vesting feature of our equity grants contributes to executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period. Prior to April 2011, we used stock options as the only type of equity award granted to eligible employees, including our executive officers. Beginning in April 2011, we also used restricted stock units as an equity award granted to our eligible employees, including our executive officers.

In 2010, the equity-based awards granted to our executive officers were in the form of stock options granted at fair market value with time-based vesting under our 2000 Stock Plan. All of our executive officers receive equity-based awards when they are hired and these awards typically vest over a four-year period, with 1/4th of the shares vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. The level of equity-based compensation is reviewed periodically and additional option grants are made from time to time. In the future, we expect our compensation committee to review equity-based compensation levels, along with our base salary and annual cash incentives, on an annual basis.

In 2010, our named executive officers were awarded the following stock options under our 2000 Stock Plan:

Named Executive Officer	Date of Award	Number of Shares
Young K. Sohn	4/30/2010	128,571	(1)
John Edmunds	4/30/2010	42,856	(1)
Gopal Raghavan	4/30/2010	107,142	(1)(2)
Ron Torten	4/30/2010	21,428	(1)
Young K. Sohn	7/14/2010	428	(3)

(1)	The awards will begin vesting on April 30, 2011 and will vest as to 1/48th of the shares monthly thereafter over the 48 succeeding months.
(2)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.
(3)	This award vested immediately in full.

Our compensation committee granted the above awards in recognition of our named executive officers’ efforts during the previous year after considering the extraordinary growth and development of our business. In determining the amount of the awards above, our compensation committee considered the executive officer’s position, the existing equity awards held by the executive officer and the total number of equity awards outstanding. The equity-based awards are meant to provide long-term incentives to motivate the executive officers to stay and contribute to our continuous growth.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our executive officers with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits. Certain of our named executive officers are entitled to severance and change of control benefits pursuant to their offer letters. We believe these severance and change of control benefits are an essential element of our executive compensation package that enables us to recruit and retain talented executives, the terms of which are described below under “—Employment, Severance and Change in Control Arrangements.”

Benefits. We maintain broad-based benefits that are provided to all eligible employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, our life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. We do not provide any retirement benefits separate from the 401(k).

Other Compensation. We pay Mr. Sohn a commuting allowance to reimburse him for expenses incurred traveling between our Westlake Village office and his place of residence. Under his offer letter, Mr. Sohn is entitled to a commuting allowance of $50,000 per year. The value of this benefit is included in the “2010 Summary Compensation Table” under “All Other Compensation.”

Accounting and Tax Considerations

Section 162(m). Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to any and each of our Chief Executive Officer and other highest paid officers in office at year end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Share-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. Our compensation committee has determined to retain for the foreseeable future our stock option and restricted stock unit program as the sole component of its long-term compensation program and to record this expense on an ongoing basis.

Compensation Policies and Practices as They Relate to Risk Management

We believe that our compensation policies and practices for all employees, including our executive officers, do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, we assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of our compensation policies and practices and an analysis of our executive compensation program. Although we reviewed all our various compensation programs, we focused primarily on those characterized by variability in payout and the ability of a participant to directly affect payout, as well as the controls on participant action and payout under those programs. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to us as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices, and are supported by the oversight and administration of our compensation committee with regard to our executive compensation program.

Several features in our compensation programs and policies mitigate or reduce the likelihood of excessive risk-taking by employees, including the following:

•	The core principles outlined above and compensation program elements discussed below are designed to align goals with stockholder interests.

•	Pay typically consists of a mix of fixed and variable compensation, with the variable compensation designed to reward both short-and long-term corporate performance.

•

A significant portion of our executive officers’ total direct compensation is in the form of equity awards that usually vest over multiple years. Internal controls, the number of people involved and discipline over financial records, financial reporting, disclosure and external communications tend to mitigate the risk of any one individual to single handedly have a material influence on our financial reporting in a way that would materially increase the potential value of an individual’s equity award.

•

The funded pool of our annual bonus program is dependent upon company revenue performance relative to the annual plan and capped in total by our Board when the annual business plan is approved in the beginning of the year. All individual awards for executives from the pool are reviewed by our compensation committee in relation to the individual performance against specific preset objectives. All other awards to individual contributors are also reviewed by the committee for reasonableness and equity among the employees.

•	Our compensation committee has the ability to use, and has used, negative discretion to reduce payouts under the annual bonuses as appropriate to the circumstances.

Our determination that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company was based upon the considerations identified above.

2010 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2010 and 2009 for our President and Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers as of December 31, 2010, whom we refer to as our named executive officers.

Name & Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Young K. Sohn	2010	289,583	730,290	175,000	50,000	1,244,873
President and Chief Executive Officer	2009	250,000	—	100,000	50,000	400,000

John Edmunds	2010	260,000	243,430	63,000	—	566,430
Chief Financial Officer and Chief Accounting Officer	2009	250,000	12,195	40,000	—	302,195

Gopal Raghavan(4)	2010	220,833	608,575	65,000	—	894,408
Chief Technology Officer	2009	200,000	41,349	53,200	—	294,549

Ron Torten	2010	212,500	124,433	75,757	—	412,690
Vice President of Worldwide Sales	2009	200,000	15,118	109,161	—	324,279

(1)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in note 11 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2010.
(2)	Reflects the amount approved by our compensation committee as cash incentive to executive officers for 2010 based upon satisfaction of the criteria under our 2010 bonus program. See “Compensation Discussion and Analysis—Cash Incentive Compensation” for a discussion on our bonus plan in 2010.
(3)	Represents commuting allowance.
(4)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Grants of Plan-Based Awards in 2010

The following table sets forth information on grants of plan-based awards in 2010 to our named executive.

		Estimated Future Payouts Under Non-Equity Inventive Plan Awards(1)(2)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Young K. Sohn	4/30/10				128,571	9.29	730,290
		—	150,000	300,000	—	—	—

John Edmunds	4/30/10				42,856	9.29	243,430
		—	78,000	156,000	—	—	—

Gopal Raghavan(4)	4/30/10				107,142	9.29	608,575
		—	67,500	135,000	—	—	—

Ron Torten	4/30/10				21,428	9.29	121,715
	7/14/10				428	12.02	2,718
		—	67,500	135,000	—	—	—

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our cash incentive plan and represents pre-established target awards as a percentage of base salary for fiscal year ended December 31, 2010, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual cash incentive plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation Table.
(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.
(3)	The amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all awards of stock options made to executive officers in note 11 to the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value. None of our executive officers forfeited any option awards in 2010.
(4)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Narrative to 2010 Summary Compensation Table and Grants Plan-Based Awards in 2010 Table

Please see “—Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2010 Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options grants.

Outstanding Equity Awards at December 31, 2010

The following table presents certain information concerning equity awards held by our named executive officers at December 31, 2010.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date
Young K. Sohn	866,704		—	1.78	8/15/2017
	128,571	(4)	—	9.29	4/30/2020

John Edmunds	183,221		—	1.96	3/12/2018
	12,857	(2)	—	1.47	2/25/2019
	42,856	(4)	—	9.29	4/30/2020

Gopal Raghavan(5)	143,666	(3)	—	2.34	6/7/2012
	268,761	(3)	—	0.70	5/19/2014
	200,571		—	1.05	5/5/2016
	42,857	(2)	—	1.47	2/25/2019
	428	(3)	—	2.62	8/27/2019
	107,142	(4)	—	9.29	4/30/2020

Ron Torten	193,165		—	1.96	3/12/2018
	8,571	(2)	—	1.47	2/25/2019
	4,285	(3)	—	2.62	8/27/2019
	21,428	(4)	—	9.29	4/30/2020

(1)	Except as otherwise noted, all option awards listed in the table vest as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter. Unless otherwise noted, all option awards are subject to early exercise, subject to our right of repurchase during the vesting period.
(2)	This stock option vests in full after three years of service from the grant date.
(3)	This stock option is fully vested.
(4)	This stock option vests in a series of 48 successive equal monthly installments upon completion of each additional month of service over the 48-month period measured from the first anniversary of such optionee’s vesting commencement date.
(5)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Option Exercises and Stock Vested in 2010

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Young K. Sohn	—	—
John Edmunds	—	—
Gopal Raghavan(2)	67,285	755,521
Ron Torten	10,285	103,261

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. As there was no public market for our common stock on the dates the options were exercised, we have assumed the fair market value on the date of exercise was $12.00, the initial public offering price per share.
(2)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Employment, Severance and Change in Control Arrangements

In July 2007, we entered into an offer letter agreement with Young K. Sohn, our Chief Executive Officer. This offer letter agreement set Mr. Sohn’s base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Sohn is entitled to a commuting allowance of $50,000 annually, or $4,167 per month. In addition, Mr. Sohn was granted options to purchase 1,220,703 shares of our common stock under the 2000 Stock Plan. Mr. Sohn is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Sohn’s offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us. On June 8, 2010, we entered into an amendment to Mr. Sohn’s offer letter to conform his offer letter to the requirements of Section 409A of the Code.

Pursuant to Mr. Sohn’s offer letter agreement, if Mr. Sohn’s employment terminates after a “corporate transaction” as defined below, he will receive one year of benefits and salary. If he is involuntarily terminated within 18 months of a “corporate transaction,” then his options granted under the offer letter agreement will become fully vested. If Mr. Sohn’s employment is involuntarily terminated and his termination is not subsequent to a “corporate transaction”, as defined below, Mr. Sohn will receive one year of benefits. However, these provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Sohn on June 8, 2010. Under this change of control severance agreement, if Mr. Sohn is terminated by us without “cause,” as defined below, or if he resigns for “good reason,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Sohn will be entitled to receive a lump sum equal to 200% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Sohn elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, we will reimburse Mr. Sohn on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Sohn and his eligible dependents, until the earlier of (a) the end of the 24–month period following his termination date or (b) the date Mr. Sohn or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

In December 2007, we entered into an offer letter agreement with John Edmunds, our Chief Financial Officer. This offer letter agreement set Mr. Edmunds’ base salary at an annual rate of $250,000. Pursuant to the offer letter agreement, Mr. Edmunds was entitled to a commuting allowance of $2,000 per month and a relocation allowance of up to $25,000 in the event he relocates to Westlake Village. However, it was agreed that instead of receiving this commuting allowance, we would reimburse Mr. Edmunds for travel expenses incurred for traveling between our headquarters in Sunnyvale, California and Westlake Village, California. In addition, Mr. Edmunds was granted options to purchase 183,221 shares of common stock, determined by our Board under the 2000 Stock Plan. Mr. Edmunds is also entitled to participate in all employee benefit plans, including group health care plans and all fringe benefit plans. Mr. Edmunds’ offer letter agreement provides that he is an at-will employee and his employment may be terminated at any time by us.

The offer letter agreement further provided that if Mr. Edmunds’ employment terminates within 18 months after a “corporate transaction”, as defined below, his option granted under his offer letter agreement will accelerate as to 50% of the unvested shares. However, pursuant to his stock option agreement, the vesting of the option will accelerate and the option will become fully vested. These provisions were superseded pursuant to a change of control severance agreement we entered into with Mr. Edmunds on June 8, 2010. Under this change of control severance agreement, if Mr. Edmunds is terminated by us without “cause,” as defined below, or if he resigns for “good reason,” as defined below, within 12 months of an Inphi “change of control,” as defined below, Mr. Edmunds will be entitled to receive a lump sum equal to 150% of the sum of his annual base salary, plus his annual target bonus as in effect on his termination date. In addition, if Mr. Edmunds elects and pays to continue health insurance under COBRA, we will reimburse Mr. Edmunds on a monthly basis an amount equal to the monthly amount we were paying as the employer-portion of premium contributions for health coverage for Mr. Edmunds and his eligible dependents, until the earlier of (a) the end of the 18-month period following his termination date or (b) the date Mr. Edmunds or his eligible dependents lose eligibility for COBRA continued coverage. We also agreed to accelerate the vesting of 100% of his unvested outstanding equity awards.

For purposes of the offer letter agreements above, “corporate transaction” is defined as: (a) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company.

For purposes of the change of control agreements above, “good reason” is defined as (a) a reduction in compensation by greater than 10%, unless part of a general reduction in compensation applicable to our senior executives, (b) relocation of job site by more than 50 miles, or (c) a material reduction in job responsibilities, change in title or change in reporting structure.

The term “cause” is defined as (a) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our the business or affairs or that of our affiliates or stockholders, (b) intentional or willful misconduct or refusal to follow the lawful instructions of our Board, or (c) intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders.

The term “change of control” is defined as the occurrence of any one of the following events:

•	the approval by our stockholders of our liquidation or dissolution or the sale or disposition of all or substantially all of our assets;

•	a merger or consolidation where we are not the surviving entity;

•	any person or persons becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of our then outstanding voting securities; or

•

a change in the composition of our Board, as a result of which fewer than a majority of the directors who are currently on our Board or who are elected, or nominated for election, to our Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (a), (b) or (c), or in connection with an actual or threatened proxy contest relating to our election of directors.

For example, an executive who was hired on April 1, 2010 and who received 10,000 options would reach the one-year cliff on April 1, 2011 and 2,500 options would vest accordingly. If a change of control occurred on February 1, 2011, and the executive was terminated other than for cause, then the vesting of those 2,500 options would accelerate as of the date of the change of control.

Potential Payments Upon Termination and Change of Control

The following table shows the potential payments that would have been paid to our named executive officers if they had been involuntarily terminated on December 31, 2010.

	Involuntary Termination without a Change of Control	Involuntary Termination Following a Change of Control
Name	Health Care Benefits ($)	Severance Payments Attributable to Salary ($)	Value of Accelerated Equity Awards ($)		Health Care Benefits ($)
Young K. Sohn	21,760	750,000	4,648,113	(1)	36,298
John Edmunds	—	468,000	1,601,907	(2)	17,827
Gopal Raghavan(3)	—	—	—		—
Ron Torten	—	—	—		—

(1)	The amount represents the fair market value per share of our common stock as of December 31, 2010, less the option exercise price ($1.78 and $9.29) multiplied by the unvested options as of December 31, 2010 (306,591 options). The closing price of our common stock on December 31, 2010 was $20.09.

(2)	The amount represents the fair market value per share of our common stock as of December 31, 2010, less the option exercise price ($1.47, $1.96 and $9.29) multiplied by unvested options as of December 31, 2010 (105,336 options). The closing price of our common stock on December 31, 2010 was $20.09.
(3)	Dr. Raghavan resigned as our Chief Technology Officer effective February 18, 2011.

Each executive will not receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Code.

In addition to the benefits described above, upon a merger, consolidation, sale, transfer or other disposition of all or substantially all of our assets in the event of a complete liquidation or dissolution, our 2000 Stock Plan provides that the successor corporation or its parent or subsidiary will assume, substitute or replace an equivalent award for each outstanding award under the 2000 Stock Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Inphi Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with Inphi Corporation’s management. Based on this review and these discussions, the compensation committee recommended to the Board of Directors of Inphi Corporation that the Compensation Discussion and Analysis be included in Inphi Corporation’s proxy statement on Schedule 14A.

Respectfully submitted on November 2, 2011, by the members of the compensation committee of the Board of Directors:

Mr. Peter J. Simone, Chairman

Dr. Chenming C. Hu

Mr. David J. Ladd

Mr. Sam S. Srinivasan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Hu and Messrs. Ladd, Simone and Srinivasan served as members of our compensation committee during 2010 and continue to do so in 2011. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

COMPENSATION OF DIRECTORS

In connection with the proposal to approve Inphi Corporation Employee Stock Purchase Plan, we are required to disclose information regarding our director compensation. As fiscal year ended December 31, 2010 is our most recently completed fiscal year, the information set forth in this Compensation of Directors section, except for a revision to one of the column headings in the 2010 Director Compensation table, mirrors the Compensation of Directors set forth in our proxy statement filed in connection with our 2010 Annual Meeting of Stockholders.

Directors’ Compensation

Prior to our initial public offering, our independent directors received an annual retainer of $32,000 and the chairman of our audit committee received an additional annual retainer of $10,000. In addition, for a description of our compensation arrangements with Young K. Sohn, see “Executive Compensation.”

Following completion of our initial public offering in November 2010, our non-employee directors, other than our Chairman of the Board and the lead director, receive an annual retainer of $32,000, prorated for partial service in any year. Our Chairman of the Board and lead director receive an annual retainer of $50,000 and $40,000, respectively, so long as such director is not an employee of Inphi. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $7,500, $5,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively.

In addition, non-employee directors receive nondiscretionary, automatic grants of restricted stock units under our 2010 Stock Incentive Plan. A non-employee director, other than those currently serving on our Board, will be automatically granted an initial restricted stock unit for shares of our common stock that has a value of $160,000, calculated using the fair market value of our common stock on the date of grant, upon becoming a member of our Board. The initial option will vest over four years in equal annual installments. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director will be automatically granted a restricted stock unit for shares of our common stock that has a value of $80,000, calculated using the fair market value of our common stock on the date of grant, provided the director has served on our Board for at least six months. These restricted stock units will vest on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The restricted stock units granted to non-employee directors will have a per share fair value equal to the closing price of the underlying shares on the date of grant as reported on the NYSE and will become fully vested if a change in control occurs.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings.

2010 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors in 2010. The table excludes Young K. Sohn, who did not receive any additional compensation from us for his role as a director because he is our Chief Executive Officer

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
Diosdado Banatao	6,250	—	—	6,250
Chenming C. Hu	12,625	206,047	—	218,672
David J. Ladd	6,501	—	—	6,501
Timothy D. Semones	4,000	—	86,4000	90,400
Peter J. Simone	29,188	159,249	—	188,437
Sam S. Srinivasan	43,750	—	—	43,750
Lip-Bu Tan	4,000	—	—	4,000

(1)	Amounts listed in this column represent the fair value of the awards computed in accordance with FASB ASC Topic 718 as of the grant date multiplied by the number of shares. See note 11 of the notes to our consolidated financial statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of assumptions made in determining the grant date fair value.
(2)	Please see the outstanding equity awards table below for the details of the stock awards granted.
(3)	Represents fees earned for consulting services.

	Option Awards					Stock Awards(2)
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares That Have Not Vested($)(2)
Sam S. Srinivasan	8/15/07	25,714	—	1.78	8/15/2017
	8/27/09	19,285	—	2.62	8/27/2019
Timothy D. Semones	6/7/02	6,866	—	2.34	6/7/2012
	5/5/06	4,285	—	1.05	5/5/2016
	2/16/07	56,888	—	1.22	2/16/2017
	8/15/07	28,444	—	1.78	8/15/2017
	10/17/07	51,428	—	1.94	10/17/2017
Chenming C. Hu						8/17/10	17,142	344,383
Peter J. Simone						4/30/10	17,142	344,383

(1)	The grant date fair value of the common stock underlying these option awards was equal to the option exercise price on the date the stock options were granted.
(2)	The amount represents the fair market value of our common stock as of December 31, 2010 multiplied by unvested shares as of December 31, 2010. The closing price of our common stock on December 31, 2010 was $20.09.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2012 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than December 23, 2011. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2012 Annual Meeting of Stockholders will be ineligible for presentation at the 2012 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Inphi at the principal executive offices of Inphi. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the anniversary date of our proxy statement provided in connection with our previous year’s Annual Meeting of Stockholders; provided, however, that in the event that if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ John Edmunds
John Edmunds
Chief Financial Officer and Secretary

Santa Clara, California

November 11, 2011

INPHI CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Inphi Corporation Employee Stock Purchase Plan

(b)	Leave of Absence	6
(c)	Death	6

SECTION 8	Plan Accounts And Purchase Of Shares.	6
(a)	Plan Accounts	6
(b)	Purchase Price	6
(c)	Number of Shares Purchased	6
(d)	Available Shares Insufficient	6
(e)	Issuance of Stock.	7
(f)	Unused Cash Balances	7
(g)	Stockholder Approval	7

SECTION 9	Limitations On Stock Ownership.	7
(a)	Five Percent Limit	7
(b)	Dollar Limit	7

SECTION 10	Rights Not Transferable.	8

SECTION 11	No Rights As An Employee	8

SECTION 12	No Rights As A Stockholder.	8

SECTION 13	Securities Law Requirements.	8

SECTION 14	Stock Offered Under The Plan.	8
(a)	Authorized Shares	8
(b)	Antidilution Adjustments	8
(c)	Reorganizations	9

SECTION 15	Amendment Or Discontinuance.	9

SECTION 16	Execution.	9

Inphi Corporation Employee Stock Purchase Plan

INPHI CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1    Purpose Of The Plan.

The Plan was adopted by the Board on November 3, 2011, subject to stockholder approval, and shall be effective on December 9, 2011 (the “Effective Date”). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2    Definitions.

(a)        “Board” means the Board of Directors of the Company, as constituted from time to time.

(b)        “Code” means the Internal Revenue Code of 1986, as amended.

(c)        “Committee” means a committee designated by the Board, as described in Section 3.

(d)        “Company” means Inphi Corporation, a Delaware corporation.

(e)        “Compensation” means the base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. “Compensation” shall exclude variable compensation (including bonuses, incentive compensation, commissions, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(f)        “Corporate Reorganization” means:

    (i)        The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

    (ii)        The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g)        “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.

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Inphi Corporation Employee Stock Purchase Plan

(h)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)         “Fair Market Value” means the fair market value of a share of Stock, determined by the Committee as follows:

    (i)        If Stock was traded on any established national securities exchange on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date; or

    (ii)       If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Wall Street Journal or as reported directly to the Company by the stock exchange. Such determination shall be conclusive and binding on all persons.

(j)         “Offering” means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

(k)        “Offering Date” means the first day of an Offering.

(l)         “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m)       “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(n)        “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(o)        “Plan” means this Inphi Corporation Employee Stock Purchase Plan, as it may be amended from time to time.

(p)        “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(q)        “Purchase Date” means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

(r)        “Purchase Period” means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

(s)        “Purchase Price” means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

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Inphi Corporation Employee Stock Purchase Plan

(t)        “Stock” means the Common Stock of the Company.

(u)       “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r)        “Trading Day” means a day on which the national stock exchange on which the Stock is traded is open for trading.

SECTION 3    Administration Of The Plan.

(a)       Committee Composition.  The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b)       Committee Responsibilities.  The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee’s determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan, including sub plans which the Committee may establish (which need not qualify under Section 423 of the Code) for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code, or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub plans, at the Committee’s discretion, may provide for allocations of the authorized Shares reserved for issue under the Plan as set forth in Section 14(a)). The rules of such sub plans may take precedence over other provisions of the Plan, with the exception of Section 14(a), but unless otherwise superseded by the terms of such sub plan, the provisions of the Plan shall govern the operation of such sub plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with Section 423 of the Code. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

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Inphi Corporation Employee Stock Purchase Plan

SECTION 4    Enrollment And Participation.

(a)       Offering Periods.  While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

(b)       Enrollment.  Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Company. The enrollment form shall be filed with the Company in accordance with such procedures as may be established by the Company.

(c)       Duration of Participation.  Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5    Employee Contributions.

(a)       Frequency of Payroll Deductions.  A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided by the Committee, shall occur on each payday during participation in the Plan.

4

Inphi Corporation Employee Stock Purchase Plan

(b)        Amount of Payroll Deductions.  An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%, or such lesser percentage provided in the terms or conditions of an Offering. However, no payroll deduction will be made unless a Participant timely files the proper form with the Company after a registration statement covering the Stock is filed and effective under the Securities Act of 1933, as amended.

(c)        Changing Withholding Rate.  A Participant may not increase the rate of payroll withholding during the Offering Period, but unless otherwise provided under the terms and conditions of an Offering, may decrease the rate of payroll withholding to a whole percentage of his or her Compensation that is not less than 1% in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by filing a new enrollment form with the Company at the prescribed location and time. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%, or such lesser percentage provided in the terms or conditions of an Offering.

(d)       Discontinuing Payroll Deductions.  If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

SECTION 6    Withdrawal From The Plan.

(a)       Withdrawal.  A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)       Re-enrollment After Withdrawal.  A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7    Change In Employment Status.

(a)       Termination of Employment.  Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

5

Inphi Corporation Employee Stock Purchase Plan

(b)        Leave of Absence.  For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)        Death.  In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to the Participant’s estate.

SECTION 8     Plan Accounts And Purchase Of Shares.

(a)        Plan Accounts.  The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)       Purchase Price.  The Purchase Price for each share of Stock purchased during an Offering Period shall not be less than the lesser of:

 (i)        85% of the Fair Market Value of such share on the Purchase Date; or

 (ii)        85% of the Fair Market Value of such share on the last Trading Day preceding the Offering Date.

(c)       Number of Shares Purchased.  As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

(d)       Available Shares Insufficient.  In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

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Inphi Corporation Employee Stock Purchase Plan

(e)       Issuance of Stock.  Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)       Unused Cash Balances.  An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or refunded to the Participant in cash, without interest, if his or her participation is not continued. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

(g)       Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9    Limitations On Stock Ownership.

(a)       Five Percent Limit.  Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)        Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii)       Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)      Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

(b)       Dollar Limit.  Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

7

Inphi Corporation Employee Stock Purchase Plan

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10  Rights Not Transferable.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11  No Rights As An Employee

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12  No Rights As A Stockholder.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13  Securities Law Requirements.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14  Stock Offered Under The Plan.

(a)      Authorized Shares.  The maximum aggregate number of shares of Stock available for purchase under the Plan is 1 million shares. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14.

(b)      Antidilution Adjustments.  The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section

8

Inphi Corporation Employee Stock Purchase Plan

8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

(c)       Reorganizations.  Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 15  Amendment Or Discontinuance.

The Board (or any committee thereof to which it delegates such authority) shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board (or any committee thereof to which it delegates such authority) may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

SECTION 16  Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

INPHI CORPORATION

By:	/s/ Young Sohn

Title:	President & CEO

Date:	November 7, 2011

9

Inphi Corporation Employee Stock Purchase Plan

SPECIAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

December 8, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST on December 7, 2011.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00030000000000000000 4 120811

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. Approve the Inphi Corporation Employee Stock Purchase Plan.

2. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

INPHI CORPORATION

December 8, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investors.inphi.com/phoenix.zhtml?c=237726&p=irol-irhome

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00030000000000000000 4 120811

BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Approve the Inphi Corporation Employee Stock Purchase Plan.

FOR AGAINST ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INPHI CORPORATION

This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders of Inphi Corporation on December 8, 2011.

The undersigned hereby constitute(s) and appoint(s) Young K. Sohn and John Edmunds, and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Inphi Corporation that the undersigned is entitled to vote at the Special Meeting of Stockholders of Inphi Corporation to be held on December 8, 2011 and at any adjournments thereof, upon matters referred to in the Notice of the Special Meeting of Stockholders of Inphi Corporation and related Proxy Statement and in their discretion upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

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